Exhibit 99.1

Frank’s International N.V.
10260 Westheimer Rd, Suite 700
Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

FRANK’S INTERNATIONAL N.V. ANNOUNCES
SECOND QUARTER 2014 RESULTS

•	Company doubles quarterly dividend to $0.15 per share

•	Total revenue increased 3% sequentially

•	International Services revenue increased 9% sequentially

•	Revenue for the onshore portion of U.S. Services increased 9% sequentially

August 7, 2014 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (the “Company”) today reported revenues of $272.9 million and net income of $50.0 million for the three months ended June 30, 2014. Diluted earnings per share for the second quarter were $0.23, with weighted average shares outstanding of 207.8 million. Adjusted EBITDA for the quarter was $103.2 million.

Results for the quarter were reduced by an out-of-period cumulative non-cash adjustment for share-based compensation of $7.5 million. In addition, the in-period second quarter share-based compensation expense was $7.8 million instead of the previous expectation of $5.0 million. The out-of-period adjustment and increase in quarterly share-based compensation expense was due to the Company determining that certain retirement provisions in the restricted stock unit agreements under its 2013 Long-Term Incentive Plan required accelerated recognition of compensation expense in connection with the Company’s initial public offering. Total share-based compensation expense, which is accounted for within general and administrative expenses, for the quarter was $15.3 million or $0.07 per diluted share.

D. Keith Mosing, Frank’s International’s Chairman, Chief Executive Officer and President said, “Frank’s International has doubled its quarterly dividend to $0.15 per share. Our tremendous free cash flow positions us to return cash to shareholders while continuing to pursue growth opportunities globally, both organically and through acquisition.”

Mr. Mosing continued, “We remain confident about our opportunities around the globe. Our International Services segment delivered 9% sequential revenue growth in the second quarter and is expected to grow revenue at least 10% this year. Our U.S. land business, which has previously been in decline, had 9% sequential revenue growth and is expected to grow sequentially the rest of the year. Lastly, we continue to be selected for work as we signed several meaningful contracts this quarter that further strengthen our pipeline of work for the remainder of 2014 and well into 2015 and 2016.”

Second Quarter 2014 Results

•	Revenue was $272.9 million, up 3.2% compared to the first quarter of 2014, but down 6.8% compared to the second quarter of 2013

◦	International services revenue was $129.5 million, up 9.2% compared to the first quarter of 2014, and up 7.1% year-over-year

◦	U.S. Services revenue was $105.6 million, up 1.7% compared to the first quarter of 2014, but down 8.7% year-over-year

◦	Tubular Sales revenue was $37.9 million, down 10.0% compared to the first quarter of 2014 and down 32.9% year-over-year

•	Net income was $50.0 million with $35.2 million, or $0.23 per share, attributable to common shareholders

•	Diluted earnings per share were $0.23 with weighted average shares outstanding of 207.8 million

•	Adjusted EBITDA totaled $103.2 million with an Adjusted EBITDA margin of 37.8%

•	Effective tax rate for the second quarter of 2014 was 24.1%

•	Cash flow from operations for the first half of 2014 was $161.9 million, up 8.0% year-over-year

Adjusted EBITDA, Adjusted EBITDA margin and segment Adjusted EBITDA, which are financial measures not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), are defined and reconciled to their most directly comparable GAAP financial measures below. Adjusted EBITDA, segment Adjusted EBITDA and the other segment data discussed below do not include income from discontinued operations.

Segment Results

International Services
International Services revenue from external sales was $129.5 million in the second quarter of 2014, up 9.2% compared to the first quarter of 2014, and up 7.1% compared to the second quarter of 2013. Second quarter 2014 revenue increased sequentially in every region. Year-over-year, West Africa, Europe, Canada and the Middle East all had revenue growth.

Segment Adjusted EBITDA for the second quarter of 2014 of $48.9 million was down 4.2% compared to the first quarter of 2014, and down 10.2% compared to the second quarter of 2013. Segment Adjusted EBITDA margin for the second quarter 2014 was 37.8% of external revenue. Adjusted EBITDA was negatively impacted by increased labor and mobilization expenses related to positioning of equipment for upcoming projects.

U.S. Services
U.S. Services revenue from external sales was $105.6 million in the second quarter of 2014, up 1.7% compared to the first quarter of 2014, but down 8.7% compared to the second quarter of 2013.

For the second quarter, onshore revenue within the U.S. Services segment of $39.3 million was up 8.9% compared to the first quarter of 2014 and down 13.5% year-over-year. The Company has changed its strategy for the onshore U.S. region, adjusting pricing and margin expectations as well as committing to increasing capital expenditures in order to deliver revenue growth.

Offshore revenue within the U.S. Services segment for the second quarter declined 2.1% compared to the first quarter of 2014 and 5.6% year-over-year. Sequential declines were due to continued rig-related downtime and delays of new rigs entering the region.

Segment Adjusted EBITDA of $45.0 million was up 7.4% compared to the first quarter of 2014 and down 24.4% compared to the second quarter of 2013. Segment Adjusted EBITDA margin was 42.6% of external revenue for the second quarter of 2014.

Tubular Sales
Tubular Sales revenue from external sales was $37.9 million in the second quarter of 2014, down 10.0% compared to the first quarter of 2014, and down 32.9% compared to the second quarter of 2013. Year-over-year and sequential declines in revenue were due to timing of deliveries related to customers’ projects. Deferred revenue increased 12% to $69.9 million compared to the first quarter 2014 balance.

Segment Adjusted EBITDA for the second quarter was $9.3 million, down 0.7% compared to the first quarter of 2014, and down 33.7% compared to the second quarter of 2013. Segment Adjusted EBITDA margin was 24.6% of external revenue for the second quarter.

Capital Expenditures and Balance Sheet

Capital expenditures were $77.7 million for the first half of 2014. The Company’s consolidated cash balance at June 30, 2014 was $443.7 million compared to $404.9 million at December 31, 2013. At June 30, 2014, there was a combined $193.6 million of unused capacity under the Company’s $100.0 million multi-year and $100.0 million one-year credit facilities, net of outstanding letters of credit.

Dividends

On August 6, 2014, the Board of Managing Directors of the Company (the “Management Board”), with the approval from the Board of Supervisory Directors of the Company (the “Supervisory Board”, and jointly with the Management Board the “Boards”), increased the quarterly dividend distribution by the Company from $0.075 per share to $0.15 per share. Also, on August 6, 2014, the Boards declared that the Company will pay a cash dividend of $0.15 per share (subject to applicable Dutch dividend withholding tax) on September 19, 2014 to all common stockholders of record as of August 29, 2014 as part of an increase in its regular quarterly cash dividend program. Future declarations of dividends and their record and payment dates are subject to the final determination of the Boards.

2014 Outlook

The Company is revising its full year 2014 outlook for adjusted EBITDA margin and revenue from the onshore portion of the U.S. Services segment. All other expectations are unchanged from the initial outlook, first issued on February 25, 2014. The Company currently expects:

•	International Services revenue to grow at least 10%;

•	Revenue from the offshore portion of the U.S. Services segment revenue to grow at least 10%;

•	Revenue from the onshore portion of the U.S. Services segment to decline 10% versus previous expectation of down slightly year-over-year;

•	Tubular Sales revenue to grow at least 4%;

•	Adjusted EBITDA margin to be between 37% and 39% versus previous expectation of around 40%;

•	The effective tax rate for 2014 is expected to be between 20% and 25%; and,

•	2014 capital expenditures is expected to be approximately $190 million versus previous expectation of $250 million.

For the third quarter of 2014, the Company expects revenues to be between $270 million and $280 million, with Adjusted EBITDA margins between 37% and 39%.

Conference Call

The Company will host a conference call to discuss second quarter results on Friday, August 8, 2014 at 9:30 a.m. Central Time (10:30 a.m. Eastern Time). Participants may join the conference call by dialing (855) 674-1399 (for U.S. and Canada) or (386) 218-2315 (International). The conference access code is 73666590 for all participants. To listen via live web cast, please visit the Investor Relations section of the Company's website, www.franksinternational.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will remain available for seven days. It can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404) 537-3406 (International). The conference call replay access code is 73666590 for all participants. The replay will also be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 days.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry and other guidance. These statements are based on certain assumptions made by the Company based on management's experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular services to leading exploration and production companies in both offshore and onshore environments, with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has over 4,000 employees and provides services in approximately 60 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s web site, www.franksinternational.com.

Use of Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, segment Adjusted EBITDA and Adjusted EBITDA margin, which may be used periodically by management when discussing the Company’s financial results with investors and analysts. The accompanying schedules of this news release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted EBITDA, segment Adjusted EBITDA and Adjusted EBITDA margin are presented because management believes these metrics provide additional information relative to the performance of the Company’s business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Company from period to period and to compare it with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, segment Adjusted EBITDA and Adjusted EBITDA margin in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because Adjusted EBITDA, segment Adjusted EBITDA and Adjusted EBITDA margin may be defined differently by other companies in the Company’s industry, the Company’s presentation of Adjusted EBITDA, segment Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The Company defines Adjusted EBITDA as income from continuing operations before net interest income or expense, depreciation and amortization, income tax benefit or expense, asset impairments, gain or loss on sale of assets, foreign currency gain or loss and other non-cash adjustments. The Company uses Adjusted EBITDA to assess its financial performance because it allows the Company to compare its operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of the Company’s management team (such as income tax rates). The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

Contacts:

Thomas Dunavant, Manager - Finance and Investor Relations
thomas.dunavant@franksintl.com
713-358-7343

Josh Grodin, Director - Communications and Public Relations
josh.grodin@franksintl.com
713-231-2468

FRANK'S INTERNATIONAL N.V.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013
Revenues:
Equipment rentals and services	$231,838	$220,813	$234,649	$452,651	$440,513
Products	41,099	43,679	58,326	84,778	85,035
Total revenue	272,937	264,492	292,975	537,429	525,548

Operating expenses:
Cost of revenues, exclusive of
depreciation and amortization
Equipment rentals and services	90,029	83,991	82,061	174,020	149,638
Products	26,261	26,029	36,060	52,290	60,153
General and administrative expenses	71,760	59,451	51,987	131,211	95,912
Depreciation and amortization	21,895	21,193	19,013	43,088	36,706
(Gain) loss on sale of assets	154	(241)	(79)	(87)	(56)
Operating income	62,838	74,069	103,933	136,907	183,195

Other income (expense):
Other income	2,918	2,371	5,280	5,289	7,407
Interest income (expense), net	80	(44)	(461)	36	(663)
Foreign currency gain (loss)	65	(65)	(1,688)	—	(5,275)
Total other income (expense)	3,063	2,262	3,131	5,325	1,469
Income from continuing operations
before income tax expense	65,901	76,331	107,064	142,232	184,664
Income tax expense	15,852	15,969	6,081	31,821	12,384
Income from continuing operations	50,049	60,362	100,983	110,411	172,280
Income from discontinued operations,
net of tax	—	—	40,887	—	42,635
Net income	50,049	60,362	141,870	110,411	214,915
Net income attributable to
noncontrolling interests	14,833	18,499	36,506	33,332	55,351
Net income attributable to
Frank's International N.V.	$35,216	$41,863	$105,364	$77,079	$159,564

Basic earnings per common share
Continuing operations	$0.23	$0.27	$0.63	$0.50	$1.07
Discontinued operations	—	—	0.26	—	0.27
Total	$0.23	$0.27	$0.89	$0.50	$1.34

Diluted earnings per common share
Continuing operations	$0.23	$0.27	$0.59	$0.50	$1.00
Discontinued operations	—	—	0.23	—	0.25
Total	$0.23	$0.27	$0.82	$0.50	$1.25

Weighted average number of common
shares outstanding:
Basic	153,524	153,524	119,024	153,524	119,024
Diluted	207,822	207,202	172,000	207,641	172,000

FRANK'S INTERNATIONAL N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013
Revenue
International Services	$129,456	$118,585	$120,872	$248,041	$231,361
U.S. Services	105,564	103,755	115,612	209,319	213,169
Tubular Sales	37,917	42,152	56,491	80,069	81,018
Total	$272,937	$264,492	$292,975	$537,429	$525,548

Segment Adjusted EBITDA:
International Services	$48,873	$51,028	$54,423	$99,902	$104,382
U.S. Services	44,968	41,879	59,486	86,846	102,279
Tubular Sales	9,311	9,374	14,054	18,685	20,555
Corporate and other	—	—	184	—	36
Total	$103,152	$102,281	$128,147	$205,433	$227,252

FRANK'S INTERNATIONAL N.V
SELECTED BALANCE SHEET AND CASH FLOW DATA
(In thousands)
(Unaudited)

	June 30,	December 31,
	2014	2013
Cash and cash equivalents	$443,676	$404,947
Working capital	851,678	795,472
Property, plant and equipment, net	546,033	511,199
Total assets	1,658,054	1,561,195
Total debt	340	376
Series A preferred stock	705	705
Total stockholders' equity	1,172,262	1,097,432
Noncontrolling interest	247,192	235,895
Total equity	1,419,454	1,333,327

	Six Months Ended
	June 30,
	2014	2013

Net cash provided by operating activities	$161,945	$149,954
Net cash used in investing activities	(76,772)	(40,605)
Net cash used in financing activities	(45,290)	(158,771)
	39,883	(49,422)
Effect of exchange rate changes on cash activities	(1,154)	2,484
Increase (decrease) in cash and cash equivalents	$38,729	$(46,938)

Capital Expenditures	$77,722	$87,468

FRANK'S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES
($ In thousands)
(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013

Revenues	$272,937	$264,492	$292,975	$537,429	$525,548

Income from continuing operations	$50,049	$60,362	$100,983	$110,411	$172,280
Interest (income) expense, net	(80)	44	461	(36)	663
Depreciation and amortization	21,895	21,193	19,013	43,088	36,706
Income tax expense	15,852	15,969	6,081	31,821	12,384
(Gain) loss on sale of assets	154	(241)	(79)	(87)	(56)
Foreign currency (gain) loss	(65)	65	1,688	—	5,275
Stock based compensation	15,347	4,889	—	20,236	—
Adjusted EBITDA	$103,152	$102,281	$128,147	$205,433	$227,252

Adjusted EBITDA margin	37.8%	38.7%	43.7%	38.2%	43.2%

ADJUSTED SEGMENT EBITDA RECONCILIATION

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013
Segment Adjusted EBITDA:
International Services	$48,873	$51,028	$54,423	$99,902	$104,382
U.S. Services	44,968	41,879	59,486	86,846	102,279
Tubular Sales	9,311	9,374	14,054	18,685	20,555
Corporate and other	—	—	184	—	36
Adjusted EBITDA Total	103,152	102,281	128,147	205,433	227,252
Interest income (expense), net	80	(44)	(461)	36	(663)
Income tax expense	(15,852)	(15,969)	(6,081)	(31,821)	(12,384)
Depreciation and amortization	(21,895)	(21,193)	(19,013)	(43,088)	(36,706)
Gain (loss) on sale of assets	(154)	241	79	87	56
Foreign currency gain (loss)	65	(65)	(1,688)	—	(5,275)
Stock based compensation	(15,347)	(4,889)	—	(20,236)	—
Income from continuing
operations	$50,049	$60,362	$100,983	$110,411	$172,280

FRANK'S INTERNATIONAL N.V.
EARNINGS PER SHARE CALCULATIONS
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013
Numerator - Basic
Income from continuing operations	$50,049	$60,362	$100,983	110,411	172,280
Less: Net income attributable to
noncontrolling interest	(14,833)	(18,499)	(36,506)	(33,332)	(55,351)
Discontinued operations attributable
to noncontrolling interest	—	—	10,488	—	10,936
Less: Preferred stock dividends	(1)	—	—	(1)	—
Income from continuing operations
attributable to common shareholders	35,215	41,863	74,965	77,078	127,865
Income from discontinued operations
attributable to FINV	—	—	30,399	—	31,699
Net income attributable to
common shareholders	$35,215	$41,863	$105,364	$77,078	$159,564

Numerator - Diluted
Income from continuing operations
applicable to common shareholders	$35,215	$41,863	$74,965	$77,078	$127,865
Add: Exchange of noncontrolling interest
for common stock (1)	11,776	14,560	26,018	26,336	44,415
Add: Preferred stock dividends	1	—	—	1	—
Diluted income from continuing
operations applicable to
common shareholders	46,992	56,423	100,983	103,415	172,280
Income from discontinued operations,
net of tax	—	—	40,887	—	42,635
Dilutive net income available to
common shareholders	$46,992	$56,423	$141,870	$103,415	$214,915

Denominator
Basic weighted average common shares	153,524	153,524	119,024	153,524	119,024
Exchange of noncontrolling interest
for common stock	52,976	52,976	52,976	52,976	52,976
Restricted stock units	1,322	702	—	1,141	—
Diluted weighted average common shares	207,822	207,202	172,000	207,641	172,000

Basic earnings per common share:
Continuing operations	$0.23	$0.27	$0.63	$0.50	$1.07
Discontinued operations	—	—	0.26	—	0.27
Total	$0.23	$0.27	$0.89	0.50	$1.34

Diluted earnings per common share:
Continuing operations	$0.23	$0.27	$0.59	$0.50	$1.00
Discontinued operations	—	—	0.23	—	0.25
Total	$0.23	$0.27	$0.82	$0.50	$1.25

(1)	Adjusted for additional tax expense of $3.1 million and $3.9 million for the quarters ended June 30, 2014 and March 31, 2014, respectively and $7.0 million for the six months ended June 30, 2014.
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